Exhibit 99.01

CannaSys, Inc. Announces Strategic Partnership with Duby, LLC

CannaSys to Acquire Minority Interest in Duby and Create Joint Marketing Relationship

DENVER, CO—December 10, 2015—CannaSys, Inc. (“CannaSys”) (OTCQB: MJTK), a leading technology solutions provider to the cannabis industry, announced today that the Company has formed a partnership with Duby, LLC, one of the cannabis industry’s fastest growing and innovative social media companies.

The new partnership is set to launch the cannabis industry’s most exciting location based rewards mobile platform leveraging the combined technology development and marketing teams of both CannaSys and Duby.

To kick start the partnership, CannaSys has acquired a minority interest in Duby, with plans to increase its stake in the first quarter of 2016. Duby is a social network available on iPhone devices that utilizes a unique algorithm to connect cannabis consumers across the world via both photo and private message. When a user creates content it is sent to other cannabis consumers near them physically. This allows users to create local and global trends in a matter of minutes.

“Duby is one of the most innovative and fastest growing social outlets in the cannabis industry,” commented Michael Tew, CEO of CannaSys. “We are fortunate to have an opportunity to work with its world class management team that has built one of the industry’s most diverse and retentive mobile user base.”

“CannaSys has positioned itself at the forefront of new technology development in the cannabis industry as a well-known player with a great reputation and strong management team,” commented Alec Rochford, CEO of Duby. “Forming a partnership was an easy decision after seeing their traction with various technology companies and major brands in the cannabis industry, and we are excited to have a long term relationship with them.”

For further information about the transaction, please refer to the Company’s 8-K on file with the SEC.

About CannaSys, Inc.

CannaSys is a leading technology solutions provider to the regulated cannabis industry. Its core products are delivered software as a service to facilitate point-of-purchase transactions, customer relationship marketing solutions, and cannabis laboratory information management systems. CannaSys plans to develop, acquire, and build partnerships in order to bring additional solutions to market in both established and developing medical and recreational cannabis states. For further information, please visit www.cannasys.com.

About Duby, LLC

Duby, LLC is a technology platform focused on facilitating unique content sharing for cannabis consumers around the world. The company has developed a distinct algorithm that facilitates global content creation and sharing in a matter of minutes. For more information, please visit www.duby.co.

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of CannaSys's products, increased levels of competition for CannaSys, new products and technological changes, CannaSys's dependence on third-party suppliers, and other risks detailed from time to time in CannaSys's periodic reports filed with the Securities and Exchange Commission.

Contact:

CannaSys, Inc.	Duby LLC
Michael A. Tew	Alec Rochford
Chief Executive Officer	Chief Executive Officer
Tel: 800.420.4866 x100	Tel: 844.438.3829
Email: michael.tew@cannasys.com	Email: alec@duby.co
Web: www.cannasys.com	Web: www.duby.co